Exhibit 10.3
December 19, 2007
Financing Commitment
XATA Corporation
151 E. Cliff Road, Suite 10
Burnsville, Minnesota 55337
Attention: Mr. Mark Ties, Chief Financial Officer
Ladies and Gentlemen:
Silicon Valley Bank (“SVB”) is pleased to advise you (“you” or “Company”) of its commitment to provide you with the financing (the “Financing”) outlined in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”) and subject to the following general terms. (This letter and the Summary of Terms are together referred to herein as the “Commitment Letter”.)
1. Conditions. The commitment of SVB is subject to the satisfaction of each of the following conditions precedent in a manner acceptable to SVB: (a) the accuracy and completeness of all representations that you and your affiliates make to SVB and your compliance with the terms of this Commitment Letter; (b) the negotiation, execution and delivery of definitive documentation for the Financing consistent with the Summary of Terms and otherwise satisfactory to SVB; and (c) no change, occurrence or development shall have occurred since September 30, 2007, or become known by SVB on or after the date hereof, that has had or could reasonably be expected to have a material adverse effect on the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole, or result in a material impairment of the rights and remedies of SVB under any loan documentation.
2. Representations. You represent, warrant and covenant that (a) all financial projections concerning the Company and its subsidiaries that have been or are hereafter made available to SVB by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions, and (b) all other information, which has been or is hereafter made available to SVB by you or any of your representatives (or on your or their behalf) in connection with the Financing (the “Information”), as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. You agree to furnish us with further and supplemental information from time to time until the date of the initial borrowing under the Financing (the “Closing Date”), so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this commitment, SVB is and will be using and relying on the Information without independent verification thereof.

3. Reimbursement. By executing this Commitment Letter, you agree to reimburse SVB from time to time on demand for all reasonable out-of-pocket fees and expenses incurred in connection with the Financing (including, but not limited to, the reasonable fees, disbursements and other charges of its counsel and due diligence expenses in connection with the preparation of the definitive documentation therefor and otherwise) (collectively, “Costs”).
4. Indemnity. You agree to indemnify and hold harmless SVB, and each of its affiliates, officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Financing, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Financing is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Financing, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.
5. Confidentiality. This Commitment Letter is confidential and, except for disclosure hereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Financing or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent. SVB hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow SVB to identify you in accordance with the Act.
6. Acknowledgments. You acknowledge that SVB or its affiliates may be providing financing or other services to parties whose interests may conflict with yours. SVB agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to you with the same degree of care as it treats its own confidential information. In connection with the services and transactions contemplated

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hereby, you agree that SVB is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, or any of your affiliates that is or may come into the possession of SVB or any of such affiliates. In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that: (a) (i) the Financing is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and SVB, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) SVB has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity; (c) SVB has no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (d) SVB and its respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and SVB has no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against SVB with respect to any breach or alleged breach of any alleged agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter, and the parties agree that no such agency or fiduciary relationship exists between them.
7. Survival. The provisions of Sections 1 through 11 hereof shall remain in full force and effect regardless of whether any definitive documentation for the Financing shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of SVB hereunder.
8. General. This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof. The commitments and undertakings of SVB may be terminated by us if you fail to perform your obligations under this Commitment Letter on a timely basis. This Commitment Letter embodies the entire agreement and understanding between SVB and you with respect to the Financing and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of SVB and the undertaking of SVB hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein are subject to mutual agreement of the parties. No party has been authorized by SVB to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties. This Commitment Letter shall be governed by, and construed in accordance with, the internal laws of the State of California. Each of you and SVB hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or any transactions contemplated hereby or the actions of SVB in the negotiation, performance or enforcement hereof (collectively, an “Action”. IF ANY ACTION IS FILED IN A COURT OF THE STATE OF CALIFORNIA BY OR AGAINST ANY PARTY HERETO AND EACH PARTY HERETO DOES NOT SUBSEQUENTLY WAIVE

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IN AN EFFECTIVE MANNER UNDER CALIFORNIA LAW ITS RIGHT TO A TRIAL BY JURY, THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 TO A REFEREE OR REFEREES TO HEAR AND DETERMINE ALL OF THE ISSUES IN SUCH ACTION OR PROCEEDING (WHETHER OF FACT OR OF LAW) AND TO REPORT A STATEMENT OF DECISION, PROVIDED THAT ANY SUCH ISSUES PERTAINING TO A “PROVISIONAL REMEDY” AS DEFINED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8 SHALL BE HEARD AND DETERMINED BY THE COURT.
9. Commitment Acceptance. This Commitment Letter must be accepted by delivery to SVB no later than 5:00 pm. on December 21, 2007 of a signed copy of this Commitment Letter accepting its terms. Otherwise, this commitment of SVB to provide the Financing set forth in this Commitment Letter shall expire and be of no further force or effect.
10. Commitment Fee. —Waived—
11. Deposit. Company has provided SVB with a cost deposit in the amount of $15,000 (the “Deposit”). Whether or not the definitive documentation providing for the Financing is executed, the Deposit shall be applied to the Costs. If the Deposit exceeds the Costs, the excess shall be returned to the Company. If the Costs exceed the Deposit, the Company shall pay the excess to SVB on demand.
[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours, SILICON VALLEY BANK
By:	/s/ Benjaman Johnson
	Name:	Benjaman Johnson
	Title:	Deal Team Leader

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

XATA CORPORATION
By:	/s/ Mark E. Ties
	Name:	Mark E. Ties
	Title:	Chief Financial Officer

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EXHIBIT A
SUMMARY OF TERMS AND CONDITIONS
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Summary of Terms and Conditions is attached.

Financing:	$10,000,000 Revolving Line of Credit

Advance Rate:	Up to 80% of eligible accounts receivable. Advance rates to be based on the quality of the accounts receivable and attendant dilution, and will be validated by a collateral audit to be performed prior to funding.

The collateral base will exclude domestic receivables that have aged over 90 days on an invoice date aging basis. Additional ineligible receivables will include credit balances over 90 days, contras to A/R, cross-agings at 50%, concentrations over 25%, receivables owing from affiliates and other items as set forth in the SVB standard documentation. Foreign accounts will have to be individually qualified for inclusion in the borrowing base. Collateral eligibility is determined from time to time by SVB in its sole discretion.

Concentration limits and foreign account exceptions to be considered on a case by case basis at the sole discretion of SVB.

The collateral base will include contracts with United States government, provided that SVB has obtained executed assignments in accordance with the federal Assignment of Claims Act.

Up to 25% of Eligible Inventory, not to exceed the lesser of $1,500,000 or 25% of Eligible A/R.

Up to 50% of unrestricted cash held at SVB (note — cash held at SVB Affiliates will be excluded from the borrowing base calculation).

Maturity:	36 months from date of documents.

Repayment:	Interest monthly; principal due at maturity

Interest Rate:	Floating Rate. Performance-Based Pricing. as follows:
Initial Interest Rate: SVB Prime + 0.5% If liquidity ratio drops below the thresholds as described in the “Other” section below, interest rate will increase to SVB Prime + 1.00%. Additionally, SVB will reduce the rate back to SVB Prime 0.5% after two consecutive quarters of performance to said threshold.

Facility Fee:	$40,000.00, payable at close.

Unused Line Fee:	0.375% annually (paid quarterly) of the Facility.

Termination Fee:	I) Year 1: 1.00% of the Facility
II) Year 2: 0.50% of the Facility
III) Year 3: N/A

Collateral:	Perfected first-priority security interest in all assets of Company, including IP.

Covenants:
•   Tangible Net Worth (“TNW”), defined as net worth less intangible assets. At all times, and measured monthly starting with 3/31/08, the borrower’s Tangible Net Worth must be higher than $1,000,000 below borrower’s TNW as of the close of borrower’s acquisition of Geologic Solutions, Inc., with such minimum TNW requirement increasing by $1,500,000 beginning with the month ending 9/30/08. In addition, beginning with the month ending 3/31/09, the minimum TNW requirement to increase by 50% of quarterly Net Income for the quarter ending 3/31/09 and for each quarter ending thereafter, with the minimum TNW requirement being adjusted quarterly.

•   Modified EBITDA: borrower’s EBITDA — Taxes — Distributions — Unfinanced Capex (“MEBITDA”) for January 2008, January through February 2008, and January through March 2008, must not be less than ($1,000,000).

• FCCR Covenant: defined as [MEBITDA / Interest + Mandatory Principal Pmts)] of not less than 1.25:1.00 on a trailing twelve month basis, starting 12/31/08, monitored quarterly thereafter.

Financial Reporting:	Monthly consolidated financial statements with compliance certificate shall be submitted within 30 days of each month end.

Unqualified audited financial statements within 120 days of year end.

Prior to fiscal year end, provide board-approved projections (P&L, Balance Sheet and Cash flow) for the next fiscal year.

Borrowing Base Reporting:	Streamlined Borrowing Base Reporting while Company meets the Liquidity Ratio threshold; A/R & A/P agings and Borrowing Base Certificate to be reported monthly, due within 15 days of each month end.

If Company’s Liquidity Ratio falls below the Liquidity Ratio threshold as outlined in the “Other” section below, A/R & A/P agings and Transaction Reports to be reported weekly and for each new advance (but not less frequently than weekly), with a $1,500 monthly collateral handling fee.

Deposit Accounts:	Operating account(s) and excess funds shall be maintained at SVB. Company will maintain a lockbox at SVB and all collections/presentments will be submitted to the lockbox and customer invoices will instruct customers to make payments to the lockbox. At such time that weekly and or advance-based reporting is established, SVB will require that payments be applied to the outstanding loan balance, and non-electronic payments will be assessed 2 days of float.

Other:	Liquidity Ratio: Company to maintain a minimum Adjusted Quick Ratio of 1.25 : 1.00, defined as [(Cash at SVB & SVB Affiliates + Eligible A/R) divided by (SVB Debt)], measured monthly. This ratio will increase to 1.50:1.00 as of 12/31/08. If this ratio falls below the established threshold, it will trigger a higher interest rate, more frequent reporting, additional handling fees, etc. as described in the body of this document.

Field examination on A/R and/or other collateral to be performed as conditions warrant at SVB’s sole discretion. Exam fee is $750.00 per day plus out of pocket expenses.

Company is responsible for all of SVB’s fees, costs and expenses (including legal) in connection with the Facility. New documents will be prepared by outside counsel. All notes from shareholders, investors and related parties will be subordinated to SVB and documented by the Bank’s standard agreement.

General Provisions:	Conditions precedent, representations and warranties, covenants, events of default, indemnification, and other provisions per SVB standard loan documentation with such changes thereto as SVB shall agree to in its discretion. Conditions precedent to include no material adverse change, completion of field audit, due diligence and searches with respect to Company with results satisfactory to SVB, absence of litigation which could have a material adverse effect on the Company. Events of default to include without limitation (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect when made or confirmed; (iv) cross-default to other indebtedness; (v) bankruptcy and insolvency defaults; (vi) inability to pay debts; (vii) monetary judgment defaults and material nonmonetary judgment defaults; (viii) ERISA defaults; (ix) actual or asserted invalidity or impairment of any loan documentation; (x) change of control, and (xi) material adverse change.

Governing Law:	State of California

Expenses	Company to pay all reasonable costs and expenses associated with the preparation, due diligence, administration, and closing of all loan documentation, including, without limitation, the legal fees of SVB counsel, regardless of whether or not the Financing is closed.